Exhibit 10.8

PROMISSORY NOTE

$1,902,909	Miami, Florida

January 15, 2019

FOR VALUE RECEIVED, the undersigned borrower (the “Borrower”) promises to pay to Lee Aerospace, Inc., a Kansas corporation (the “Lender”), at its principal office the aggregate principal sum of up to One Million Nine Hundred Two Thousand Nine Hundred Nine Dollars ($1,902,909) (the “Maximum Principal Amount”), as updated and set forth on the attached Schedule 1, together with interest on the outstanding principal of each Installment Amount (as defined below) at the rate of Five Percent (5.0%) per annum (computed on the basis of actual calendar days elapsed and a year of three hundred sixty-five (365) days), or, if less, at the highest rate of interest then permitted under applicable law. Interest shall commence respectively on the date when each Installment Amount is received by the Borrower and shall continue to accrue on the corresponding outstanding principal until paid in accordance with the provisions hereof. If any interest is determined to be in excess of the then legal maximum rate, then that portion of each interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of the applicable principal of the corresponding Installment Amount and applied against the principal of the obligations evidenced by this Promissory Note (this “Note”).

1.           Maturity. Unless sooner paid in accordance with the terms hereof, the entire unpaid principal amount as then set forth on Schedule 1 and all unpaid accrued interest of this Note shall become fully due and payable on the earlier of (i) December 31, 2020, or (ii) the acceleration of the maturity of this Note pursuant to Section 3.

2.           Installment Amounts. The Lender shall fund to the Borrower the amounts reasonably requested by the Borrower from time to time for its operating and/or capital expense purposes (each an “Installment Amount” and, collectively, the “Installment Amounts”) and the Borrower shall update Schedule 1 accordingly; provided, however, that the aggregate sum of the Installment Amounts set forth on Schedule 1 shall not exceed the Maximum Principal Amount; and provided, further, that the Lender shall not be obligated to fund any additional Installment Amounts to the Borrower in the event that a Cause Event (as defined below) has not been reasonably cured by the Borrower within thirty (30) days after receiving written notice from the Lender in good faith, which notice describes the occurrence of such Cause Event in reasonable and accurate detail. For purposes of this Note, a “Cause Event” shall mean, with respect to an officer, employee or contractor of the Borrower: (i) the conviction of (or pleading nolo contendere to), the commission by such officer, employee or contractor of, or the indictment or formal admission of such officer, employee or contractor to, a felony, a crime of moral turpitude, dishonesty or unethical business conduct, or any similar crime involving the Borrower, in each case which has a material and adverse effect on the Borrower and its operations and financial condition; or (ii) any engaging in conduct to the material detriment of the Borrower and its stockholders, including (but not limited to) willful misconduct, willful or gross negligence, fraud, misappropriation, embezzlement, and/or any misuse of the Borrower’s funds, in each case which has a material and adverse effect on the Borrower and its operations and financial condition.

3.           Events of Acceleration. The entire unpaid principal amount of this Note and all then accrued and unpaid interest of this Note shall become fully due and payable upon the earliest of:

(i)     the closing of aggregate proceeds of at least Five Million Dollars ($5,000,000) in new equity financing by the Borrower;

(ii)    immediately prior to the first filing by the Borrower of a registration statement under the Securities Act of 1933, as amended;

(iii)   the filing of a petition by or against the Borrower under any provision of the Bankruptcy Reform Act (Title 11 of the United States Code), as amended or recodified from time to time, or under any other law relating to bankruptcy, insolvency, reorganization or other relief for debtors;

(iv)   the appointment of a receiver, trustee, custodian or liquidator of or for any part of these assets or property of the Borrower;

(v)    immediately prior to the closing of an acquisition of the Borrower, whether by merger or the purchase of all of its outstanding stock or all (or substantially all) of its assets, by an unrelated third party;

(vi)   the execution by the Borrower of a general assignment for the benefit of creditors; or

(vii)  the occurrence of an event of default under the Security Agreement (as defined below).

4.          Form of Payment; Prepayment. All payments of principal and interest on this Note shall be made without offset or deduction in lawful tender of the United States to the Lender. All payments on this Note shall be applied first to the payment of accrued and unpaid interest, and thereafter to the payment of principal. Prepayment of the principal balance of this Note, together with all accrued and unpaid interest, may be made in whole or in part at any time without penalty.

5.          Security. The Borrower’s obligations under this Note shall be secured by:  (i) a security interest in the Borrower’s intellectual property pursuant to the Security Agreement, dated as of January 15, 2020 (attached hereto as Exhibit A, the “Security Agreement”), between the Borrower and the Lender, all terms of which are incorporated herein by this reference; and (ii) a first-priority security interest in One Million Sixty-Eight Thousand Seven Hundred Fifty (1,068,750) shares of the Borrower’s Common Stock held and owned of record, respectively, by each of Paul Antonio Pereira and John M. Cook II (collectively, the “Shares”). The Shares shall be pledged pursuant to the Stock Pledge Agreements of even date herewith (in the form attached hereto as Exhibit B, collectively, the “Stock Pledge Agreements”), by and between, respectively, (i) the Lender and Paul Antonio Pereira, and (ii) the Lender and John M. Cook II, all terms of which are incorporated herein by this reference.

6.           Default. For purposes of this Note, the failure of the Borrower to pay when due the principal balance and accrued interest under this Note shall constitute an “Event of Default.” If an Event of Default occurs, all indebtedness under this Note shall become immediately due and payable without any action on the part of the Lender, and the Borrower shall immediately pay to the Lender all such amounts.

7.          Collection and Attorneys’ Fees. If any action is instituted to collect any indebtedness under this Note, then the Borrower promises to pay all reasonable costs and expenses, including reasonable attorneys’ fees, incurred by the Lender in connection with such action.

8.          Assignment. The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Notwithstanding the foregoing, neither the Lender nor the Borrower may assign, pledge or otherwise transfer this Note without the prior written consent of the other party.

9.          Governing Law. This Note and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of Delaware, without giving effect to principles of conflicts of law thereof.

10.        Conflicting Agreements. In the event of any inconsistencies between the terms of this Note and the terms of any other document related to the loan evidenced by this Note, the terms of this Note shall prevail.

11.        Amendment. Any term of this Note may be amended and the observance of any term of this Note may be waived only with the written consent of the Lender and the Borrower; provided, however, that the Borrower may update Schedule 1 attached hereto without such written consent in order to reflect additional Installment Amounts received by the Borrower from time to time.

[Signature page follows.]

IN WITNESS WHEREOF, the Borrower has caused this Note to be duly executed and delivered as of the date first above written.

BORROWER

LECTREFY INC.

By:
	Name:	Paul Antonio Pereira
	Title:	Chief Executive Officer

Acknowledged and Agreed:

LENDER

LEE AEROSPACE, INC.

By:
Name: James Lee
Title: Chief Executive Officer

SCHEDULE 1

In accordance with Section 2 of this Note, the Lender has loaned to the Borrower the following Installment Amounts on the respective dates received by the Borrower, as set forth below:

Date Received by the Borrower	Installment Amounts
December 13, 2019	$80,000.00
December 18, 2019	$82,000.00
January 15, 2020	$200,000.00
January 25, 2020	$212,050.00
January 29, 2020	$50,000.00
February 10, 2020	$213,000.00
February 24, 2020	$100,000.00
March 3, 2020	$25,000.00
March 10, 2020	$125,000.00
March 24, 2020	$100,000.00
March 27, 2020	$20,000.00
April 1, 2020	$70,000.00
April 14, 2020	$32,500.00
April 21, 2020	$32,500.00
April 28, 2020	$37,500.00
May 14, 2020	$90,000.00
May 28, 2020	$95,000.00

Total	$1,564,550.00

EXHIBIT A

SECURITY AGREEMENT

[See attached.]

EXHIBIT B

STOCK PLEDGE AGREEMENTS

[See attached.]